Exhibit 11


                             CityFed Financial Corp.
                   Statement Regarding the Computation of Per Share Loss




                                              Three Months Ended
                                              ------------------
                                                   March 31,
                                                   ---------

                                               1999           1998
                                               ----           ----
 Computation of Loss Per Share:


 Weighted average number of shares
    outstanding                             18,715,609     18,714,646


 Loss applicable to  common stock:1


  From continuing operations              $ (2,110,000)  $ (2,094,000)
                                          =============  =============

  From discontinued operations            $          -   $          -
                                          =============  =============

  Net loss                                $ (2,110,000)  $ (2,094,000)
                                          =============  =============

 Basic loss per share:


  From continuing operations                     $(0.11)       $(0.11)
                                                 =======       =======

  From discontinued operations                   $     -       $     -
                                                 =======       =======

  Net loss                                       $(0.11)       $(0.11)
                                                 =======       =======

                             ----------------------
1 Losses applicable to Common Stock are net of preferred stock dividends for the three months ended March 31, 1999 and 1998 in the amount of $2,159,000.